Exhibit 99.1

FOSSIL GROUP, INC. REPORTS SECOND QUARTER 2022 FINANCIAL RESULTS

Provides Updated Full Year 2022 Outlook

Richardson, TX, AUGUST 10, 2022 (GLOBE NEWSWIRE) - Fossil Group, Inc. (NASDAQ: FOSL) today announced financial results for the second quarter ended July 2, 2022.

Second Quarter Summary

•Second quarter worldwide net sales decreased to $371 million, down 10% on a reported basis and 5% in constant currency, reflecting declines across all three regions.

•FOSSIL brand sales increased 7% in constant currency with double digit growth in traditional watches, jewelry and leathers partially offset by declines in smartwatches.

•Direct to consumer net sales increased 5% in constant currency, led by 26% growth in store sales largely offset by decreased e-commerce sales.

•Operating loss of $11 million compared to operating income of $14 million a year ago. Adjusted operating loss of $8 million compared to adjusted operating income of $21 million last year.

•As of July 2, 2022, cash and cash equivalents of $167 million.

“During the second quarter, global operating conditions remained challenging,” said Kosta Kartsotis, Chairman and CEO. “We saw softening consumer demand during the quarter, reflecting ongoing inflationary pressure and continued pandemic-related restrictions in China. Additionally, the slowdown in consumer purchasing led to fewer inventory replenishment orders from our wholesale partners. While this macro backdrop impacted our core traditional watch category, our jewelry and leathers businesses grew at double digit rates in the quarter.”

“We believe consumer sentiment will continue to be pressured in the second half of the year and have adjusted our full year outlook to reflect moderating demand globally. Our teams are remaining agile while focusing on our core initiatives in digital and brand heat, and we are confident that our strategies will maximize shareholder value over the long term.”

Second Quarter 2022 Operating Results

Amounts referred to as “adjusted” as well as “constant currency” are non-GAAP financial measures. Reconciliations of these non-GAAP financial measures to their closest reported GAAP measures are included at the end of this press release.

•Net sales totaled $371.2 million, a decrease of 10% on a reported basis and 5% in constant currency compared to $410.9 million in the second quarter of fiscal 2021. Net sales, in constant currency, decreased 6% in Asia, 4% in the Americas and 3% in Europe versus the same quarter last year. Traditional watch sales declined 7% in constant currency in the second quarter while smartwatch sales decreased 18%, largely driven by the Americas as compared to the prior year period. The leathers and jewelry categories each grew 12% in constant currency during the second quarter. FOSSIL branded sales increased 7% in constant currency with growth in Asia and the Americas partially offset by a decrease in Europe. Direct to consumer net sales increased 5% in constant currency, led by 26% growth in store sales largely offset by decreased e-commerce sales. Total digital sales were down 21% in constant currency versus the prior year period and reflected 35% of our sales mix compared to 41% in the prior year period. Lower digital sales were primarily due to traffic shifts from owned e-commerce to brick and mortar distribution in Europe and the Americas and COVID driven lockdowns in mainland China.

•Gross profit totaled $191.3 million compared to $221.8 million in the second quarter of 2021. Gross margin decreased 240 basis points to 51.6% versus 54.0% a year ago. The year-over-year decrease primarily reflects a non-recurrence of the prior year's tariff reductions, increased freight costs and an unfavorable currency impact. These costs were partially offset by favorable product mix and pricing increases and net foreign currency hedging contract gains in the current year as compared to net foreign currency hedging contract losses last year.

•Operating expenses totaled $202.3 million compared to $207.5 million a year ago. As a percentage of net sales, operating expenses were 54.5% in the second quarter of 2022 compared to 50.5% in the prior year second quarter. Selling, general and administrative (“SG&A”) expenses were $199.2 million compared to $200.5 million in the second quarter of 2021. As a percentage of net sales, SG&A expenses were 53.7% in the second quarter of 2022 compared to 48.8% in the prior year second quarter, largely driven by increased compensation costs and investments in our digital initiatives, which were partially offset by a decline in marketing expenses and reduced store costs resulting from lower store count.

•Operating income (loss) was a loss of $10.9 million compared to income of $14.3 million in the second quarter of 2021. Operating margin was (2.9)% in the second quarter of 2022 compared to 3.5% in the prior year second quarter. Adjusted operating loss totaled $7.8 million compared to adjusted operating income of $21.3 million in the second quarter of 2021. Adjusted operating margin was (2.1)% in the second quarter of 2022 compared to 5.2% in the prior year second quarter.

•Interest expense decreased to $4.3 million compared to $6.5 million in the second quarter of 2021, primarily driven by reduced debt issuance costs amortization and a lower borrowing rate.

•Other income (expense) was expense of $1.7 million compared to expense of $0.5 million in the second quarter of 2021.

•Income (loss) before income taxes was $(16.9) million compared to $7.3 million in the second quarter of 2021.

•Adjusted EBITDA was $(0.03) million, or (0.1)% of net sales in the second quarter of 2022 and $30.3 million, or 7.4% in the prior year quarter.

•Net income (loss) totaled $(19.1) million with net loss per diluted share of $0.37, which compares to $(1.2) million and net loss per diluted share of $0.02 in the prior year quarter. Adjusted net loss for the second quarter was $(16.6) million with adjusted loss per diluted share of $0.33 compared to adjusted net income of $4.3 million with adjusted income per diluted share of $0.08 in the prior year quarter. During the second quarter of 2022, currencies unfavorably affected loss per diluted share by approximately $0.04.

Balance Sheet Summary

As of July 2, 2022, the Company had cash and cash equivalents of $167 million. Inventories at the end of the second quarter of 2022 totaled $438 million, an increase of 24% versus a year ago. Total debt was $249 million.

Outlook

The Company is updating its guidance for full year 2022 to reflect a more cautious outlook on global markets, including a slowdown in consumer spending in our categories, the likelihood of ongoing COVID-19 related restrictions in mainland China, and the estimated impact of prevailing foreign currency translation.

For fiscal year 2022, the Company now expects worldwide net sales declines of approximately 8% to 4% versus prior guidance of net sales growth of flat to 3%. This updated guidance includes an estimated foreign currency negative impact of 450 basis points, which compares to our prior estimate of 350 basis points for the full year.

The Company is reducing adjusted operating margin(1) guidance for the full year and now expects adjusted operating margin of 2% to 4% compared to prior guidance of 5.5% to 6.5%.

Safe Harbor

Certain statements contained herein that are not historical facts, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: increased political uncertainty and the Ukraine crisis; the effect of worldwide economic conditions; the effect of the COVID-19 pandemic; the impact of inflation; results of tax examinations; significant changes in consumer spending patterns or preferences; interruptions or delays in the supply of key components or products; acts of war or acts of terrorism; loss of key facilities; data breach or information systems disruptions; changes in foreign currency valuations in relation to the U.S. dollar; lower levels of consumer spending resulting from a general economic downturn or generally reduced shopping activity caused by public safety or consumer confidence concerns; the performance of our products within the prevailing retail environment; customer acceptance of both new designs and newly-introduced product lines; changes in the mix of product sales; the effects of vigorous competition in the markets in which we operate; compliance with debt covenants and other contractual provisions and meeting debt service obligations; risks related to the success of our business strategy; the termination or non-renewal of material licenses; risks related to foreign operations and manufacturing; changes in the costs of materials and labor; government regulation and tariffs; our ability to secure and protect trademarks and other intellectual property rights; levels of traffic to and management of our retail stores; loss of key personnel and the outcome of
(1) A reconciliation of adjusted operating margin, a non-GAAP financial measure, to a corresponding GAAP measure is not available on a forward-looking basis without unreasonable efforts due to the high variability and low visibility of certain income and expense items that are excluded in calculating adjusted operating margin.

current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”). These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. Readers of this release should consider these factors in evaluating, and are cautioned not to place undue reliance on, the forward-looking statements contained herein. The Company assumes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

About Fossil Group, Inc.

Fossil Group, Inc. is a global design, marketing, distribution and innovation company specializing in lifestyle accessories. Under a diverse portfolio of owned and licensed brands, our offerings include traditional watches, smartwatches, jewelry, handbags, small leather goods, belts and sunglasses. We are committed to delivering the best in design and innovation across our owned brands, Fossil, Michele, Relic, Skagen and Zodiac, and licensed brands, Armani Exchange, Diesel, DKNY, Emporio Armani, kate spade new york, Michael Kors, PUMA and Tory Burch. We bring each brand story to life through an extensive distribution network across numerous geographies, categories and channels. Certain press release and SEC filing information concerning the Company is also available at www.fossilgroup.com.

Investor Relations:	Christine Greany
The Blueshirt Group
(858) 722-7815
christine@blueshirtgroup.com

Consolidated Income Statement Data	For the 13 Weeks Ended	For the 13 Weeks Ended	For the 26 Weeks Ended	For the 26 Weeks Ended
($ in millions, except per share data):	July 2, 2022	July 3, 2021	July 2, 2022	July 3, 2021
Net sales	$371.2	$410.9	$747.0	$774.0
Cost of sales	179.9	189.1	371.3	369.6
Gross profit	191.3	221.8	375.7	404.4
Gross margin	51.6%	54.0%	50.3%	52.2%
Operating expenses:
Selling, general and administrative expenses	199.1	200.5	395.0	387.8
Other long-lived asset impairments	0.2	1.3	0.5	5.7
Restructuring charges	2.9	5.7	5.4	13.3
Total operating expenses	$202.2	$207.5	$400.9	$406.8
Total operating expenses (% of net sales)	54.5%	50.5%	53.7%	52.6%
Operating income (loss)	(10.9)	14.3	(25.2)	(2.4)
Operating margin	(2.9)%	3.5%	(3.4)%	(0.3)%
Interest expense	4.3	6.5	8.3	13.9
Other income (expense) - net	(1.7)	(0.5)	(0.1)	1.4
Income (loss) before income taxes	(16.9)	7.3	(33.6)	(14.9)
Provision for income taxes	2.0	8.1	6.7	10.2
Less: Net income attributable to noncontrolling interest	0.2	0.4	0.3	0.5
Net income (loss) attributable to Fossil Group, Inc.	$(19.1)	$(1.2)	$(40.6)	$(25.6)
Earnings per share:
Basic	$(0.37)	$(0.02)	$(0.78)	$(0.50)
Diluted	$(0.37)	$(0.02)	$(0.78)	$(0.50)
Weighted average common shares outstanding:
Basic	51.7	52.0	51.9	51.8
Diluted	51.7	52.0	51.9	51.8

Consolidated Balance Sheet Data ($ in millions):	July 2, 2022	July 3, 2021
Assets:
Cash and cash equivalents	$167.1	$252.3
Accounts receivable - net	176.5	187.6
Inventories	437.9	352.0
Other current assets	183.3	157.3
Total current assets	$964.8	$949.2
Property, plant and equipment - net	$80.6	$97.6
Operating lease right-of-use assets	168.6	199.5
Intangible and other assets - net	69.4	91.1
Total long-term assets	$318.6	$388.2
Total assets	$1,283.4	$1,337.4

Liabilities and stockholders’ equity:
Accounts payable, accrued expenses and other current liabilities	$420.7	$483.4
Short-term debt	0.6	38.4
Total current liabilities	$421.3	$521.8
Long-term debt	$248.9	$139.7
Long-term operating lease liabilities	163.9	203.0
Other long-term liabilities	55.3	63.6
Total long-term liabilities	$468.1	$406.3
Stockholders’ equity	394.0	$409.3
Total liabilities and stockholders’ equity	$1,283.4	$1,337.4

Constant Currency Financial Information

The following table presents the Company’s business segment and product net sales on a constant currency basis which are non-GAAP financial measures. To calculate net sales on a constant currency basis, net sales for the current fiscal year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average rates during the comparable period of the prior fiscal year. The Company presents constant currency information to provide investors with a basis to evaluate how its underlying business performed excluding the effects of foreign currency exchange rate fluctuations. The constant currency financial information presented herein should not be considered a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP.

	Net Sales For the 13 Weeks Ended				Net Sales For the 26 Weeks Ended
	July 2, 2022			July 3, 2021	July 2, 2022			July 3, 2021
($ in millions)	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency	As Reported	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency	As Reported
Segment:
Americas	$168.3	$0.8	$169.1	$176.7	$330.2	$1.0	$331.2	$329.2
Europe	107.9	12.5	120.4	124.4	232.4	19.2	251.6	233.7
Asia	92.6	4.3	96.9	103.5	179.4	5.9	185.3	202.1
Corporate	2.4	0.1	2.5	6.3	5.0	0.1	5.1	9.0
Total net sales	$371.2	$17.7	$388.9	$410.9	$747.0	$26.2	$773.2	$774.0

Product Categories:
Watches:
Traditional watches	$258.7	$11.4	$270.1	$290.6	$520.1	$16.6	$536.7	$533.0
Smartwatches	33.4	2.0	35.4	43.1	71.4	3.1	74.5	96.0
Total watches	$292.1	$13.4	$305.5	$333.7	$591.5	$19.7	$611.2	$629.0
Leathers	35.9	1.3	37.2	33.3	70.1	2.0	72.1	67.5
Jewelry	33.9	2.6	36.5	32.6	68.6	3.8	72.4	58.7
Other	9.3	0.4	9.7	11.3	16.8	0.7	17.5	18.8
Total net sales	$371.2	$17.7	$388.9	$410.9	$747.0	$26.2	$773.2	$774.0

Adjusted EBITDA, Adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share

Adjusted EBITDA, Adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share are non-GAAP financial measures. We define Adjusted EBITDA as our net income (loss) before the impact of income tax expense (benefit), plus interest expense, amortization and depreciation, impairment expense, other non-cash charges, stock-based compensation expense, restructuring expense and unamortized debt issuance costs included in loss on extinguishment of debt minus interest income. We define Adjusted operating income (loss) as operating income (loss) before impairment expense and restructuring expense. We define Adjusted net income (loss) and Adjusted earnings (loss) per share as net income (loss) attributable to Fossil Group, Inc. and diluted earnings (loss) per share, respectively, before impairment expense, restructuring expense and unamortized debt issuance costs included in loss on extinguishment of debt. We have included Adjusted EBITDA, Adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share herein because they are widely used by investors for valuation and for comparing our financial performance with the performance of our competitors. We also use both non-GAAP financial measures to monitor and compare the financial performance of our operations. Our presentation of Adjusted EBITDA, Adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share may not be comparable to similarly titled measures other companies report. Adjusted EBITDA, Adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share are not intended to be used as alternatives to any measure of our performance in accordance with GAAP.

The following tables reconcile Adjusted EBITDA to the most directly comparable GAAP financial measure, which is income (loss) before income taxes. Certain line items presented in the tables below, when aggregated, may not foot due to rounding.

	Fiscal 2021(1)		Fiscal 2022
($ in millions):	Q3	Q4	Q1	Q2	Total
Income (loss) before income taxes	$40.9	$27.1	$(16.7)	$(16.9)	$34.4
Plus:
Interest expense	6.4	4.8	4.0	4.3	19.5
Amortization and depreciation	7.0	6.2	6.2	5.8	25.2
Impairment expense	0.6	2.9	0.3	0.2	4.0
Other non-cash charges	1.1	(0.6)	(0.2)	(0.2)	0.1
Stock-based compensation	2.9	2.4	2.2	3.8	11.3
Restructuring expense	5.4	3.2	2.6	2.9	14.1
Unamortized debt issuance costs included in loss on extinguishment of debt	—	11.7	—	—	11.7
Less:
Interest income	0.1	0.1	0.1	0.2	0.5
Adjusted EBITDA	$64.2	$57.6	$(1.7)	$(0.3)	$119.8
(1)   Prior period amounts have been adjusted to conform to the current period presentation.

	Fiscal 2020(1)		Fiscal 2021
($ in millions):	Q3	Q4	Q1	Q2	Total
Income (loss) before income taxes	$9.5	$11.5	$(22.2)	$7.3	$6.1
Plus:
Interest expense	8.0	8.4	7.3	6.5	30.2
Amortization and depreciation	10.3	10.0	8.9	7.5	36.7
Impairment expense	4.6	6.5	4.5	1.3	16.9
Other non-cash charges	2.0	1.0	(0.2)	(0.4)	2.5
Stock-based compensation	3.2	1.9	1.8	2.5	9.4
Restructuring expense	5.7	10.9	7.5	5.7	29.8
Less:
Interest income	0.1	0.2	0.1	0.1	0.5
Adjusted EBITDA	$43.3	$50.0	$7.5	$30.3	$131.1
(1)   Prior period amounts have been adjusted to conform to the current period presentation.

The following tables reconcile Adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share to the most directly comparable GAAP financial measures, which are operating income (loss), net income (loss) attributable to Fossil Group, Inc. and diluted earnings (loss) per share, respectively. Certain line items presented in the table below, when aggregated, may not foot due to rounding.

	For the 13 Weeks Ended July 2, 2022
($ in millions, except per share data):	As Reported	Other Long-Lived Asset Impairment	Restructuring Expenses	As Adjusted
Operating income (loss)	$(10.9)	$0.2	$2.9	$(7.8)
Operating margin (% of net sales)	(2.9)%			(2.1)%
Interest expense	(4.3)	—	—	(4.3)
Other income (expense) - net	(1.7)	—	—	(1.7)
Income (loss) before income taxes	(16.9)	0.2	2.9	(13.8)
Provision for income taxes	2.0	—	0.6	2.6
Less: Net income attributable to noncontrolling interest	(0.2)	—	—	(0.2)
Net income (loss) attributable to Fossil Group, Inc.	$(19.1)	$0.2	$2.3	$(16.6)
Diluted earnings (loss) per share	$(0.37)	$—	$0.04	$(0.33)

	For the 13 Weeks Ended July 3, 2021
($ in millions, except per share data):	As Reported	Other Long-Lived Asset Impairment	Restructuring Expenses	As Adjusted
Operating income (loss)	$14.3	$1.3	$5.7	$21.3
Operating margin (% of net sales)	3.5%			5.2%
Interest expense	(6.5)	—	—	(6.5)
Other income (expense) - net	(0.5)	—	—	(0.5)
Income (loss) before income taxes	7.3	1.3	5.7	14.3
Provision for income taxes	8.1	0.3	1.2	9.6
Less: Net income attributable to noncontrolling interest	(0.4)	—	—	(0.4)
Net income (loss) attributable to Fossil Group, Inc.	$(1.2)	$1.0	$4.5	$4.3
Diluted earnings (loss) per share	$(0.02)	$0.02	$0.09	$0.08

	For the 26 Weeks Ended July 2, 2022
($ in millions, except per share data):	As Reported	Other Long-Lived Asset Impairment	Restructuring Expenses	As Adjusted
Operating income (loss)	$(25.2)	$0.5	$5.4	$(19.3)
Operating margin (% of net sales)	(3.4)%			(2.6)%
Interest expense	(8.3)	—	—	(8.3)
Other income (expense) - net	(0.1)	—	—	(0.1)
Income (loss) before income taxes	(33.6)	0.5	5.4	(27.7)
Provision for income taxes	6.7	0.1	1.1	7.9
Less: Net income attributable to noncontrolling interest	(0.3)	—	—	(0.3)
Net income (loss) attributable to Fossil Group, Inc.	$(40.6)	$0.4	$4.3	$(35.9)
Diluted earnings (loss) per share	$(0.78)	$0.01	$0.08	$(0.69)

	For the 26 Weeks Ended July 3, 2021
($ in millions, except per share data):	As Reported	Other Long-Lived Asset Impairment	Restructuring Expenses	As Adjusted
Operating income (loss)	$(2.4)	$5.7	$13.3	$16.6
Operating margin (% of net sales)	(0.3)%			2.1%
Interest expense	(13.9)	—	—	(13.9)
Other income (expense) - net	1.4	—	—	1.4
Income (loss) before income taxes	(14.9)	5.7	13.3	4.1
Provision for income taxes	10.2	1.2	2.8	14.2
Less: Net income attributable to noncontrolling interest	(0.5)	—	—	(0.5)
Net income (loss) attributable to Fossil Group, Inc.	$(25.6)	$4.5	$10.5	$(10.6)
Diluted earnings (loss) per share	$(0.50)	$0.09	$0.20	$(0.21)

Store Count Information

	July 3, 2021	Opened	Closed	July 2, 2022
Americas	166	0	9	157
Europe	133	1	21	113
Asia	87	4	12	79
Total stores	386	5	42	349

END OF RELEASE